Exhibit 6.13

RECORDING REQUESTED BY AND	)
WHEN RECORDED RETURN TO:	)
Geoffrey Peck	)
MORRISON | FOERSTER	)
250 West 55th Street	)
New York, NY 10019-9601)

(Texas)

DEED OF TRUST, FIXTURE FILING, ASSIGNMENT OF AS-EXTRACTED
COLLATERAL, SECURITY AGREEMENT AND FINANCING STATEMENT

FROM

ENERGY HUNTER RESOURCES, INC.

as Mortgagor
to

Kareem Hajjar, as Trustee

for the benefit of

SATELLITE OVERSEAS (HOLDINGS) LIMITED

as Mortgagee

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR MORTGAGEE TO TAKE THE DEED OF TRUST PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF DEED OF TRUST PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND WHICH WILL

BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBITS HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE COUNTY RECORDERS OF THE COUNTIES LISTED ON THE EXHIBITS HERETO. MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

PORTIONS OF THE DEED OF TRUST PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBITS HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

DEED OF TRUST, FIXTURE FILING, ASSIGNMENT OF AS-EXTRACTED
COLLATERAL SECURITY AGREEMENT AND FINANCING STATEMENT

This DEED OF TRUST, FIXTURE FILING, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT AND FINANCING STATEMENT (the “Deed of Trust”) is entered into as of the effective time and date hereinafter stated (the “Effective Date”), by Energy Hunter Resources,  Inc. a Delaware Corporation (the “Mortgagor”), whose address for notice is P.O. Box 540308, Dallas, Texas 75354 Attention: Gary C. Evans, to Kareem Hajjar (the “Trustee”), a resident of Travis County, Texas, for the benefit of Satellite Overseas (Holdings) Limited, as mortgagee (“Mortgagee”), whose address for notice is: 7 Hill Street, Douglas, Isle of Man IMl  lEF.

RECITALS:

A.        On even date herewith, the Mortgagor, has made that certain 10.00% Senior Secured Promissory Note in favor of Mortgagee (as may from time to time be amended or supplemented, the “Promissory Note”), pursuant to which, upon the terms and conditions stated therein, the Mortgagee has agreed to extend credit to Mortgagor.

B.       Mortgagee has conditioned its obligations under the Promissory Note upon the execution and delivery by Mortgagor of this Deed of Trust, and Mortgagor has agreed to enter into this Deed of Trust to secure such obligations under the Promissory Note.

C.       Therefore, in order to comply with the terms and conditions of the Promissory Note and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees as follows:

ARTICLE I
GRANT OF LIEN AND INDEBTEDNESS SECURED

Section 1.01   Grant of Liens.  To secure payment of the Indebtedness (as hereinafter defined) and the performance of the covenants and obligations herein contained, Mortgagor does by these presents hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER and CONVEY unto Trustee, and Trustee’s successors and substitutes in trust hereunder, with power of sale, for the use and benefit of Mortgagee, the real and personal property, rights, titles, interests and estates described in the following paragraphs (a) through (f) (collectively called the “Deed of Trust Property”):

(a)       One-half of Mortgagor’s undivided interest in all rights, titles, interests and estates now owned or hereafter acquired in and to the oil and gas leases and/or oil, gas and other mineral leases, wellbore interests and other interests and estates and the lands and premises covered or affected thereby and are described on Exhibit A hereto  (collectively called the “Hydrocarbon Property”) or which Hydrocarbon Property is otherwise referred to herein, and specifically, but without limitation, the undivided interests of Mortgagor which are more particularly described on attached Exhibit A.

(b)       One-half of  an undivided interest in all rights, titles, interests and estates now owned or hereafter acquired by Mortgagor in and to (i) the properties now or hereafter pooled or unitized with the Hydrocarbon Property;  (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Federal, State or other governmental body or agency having jurisdiction and any units created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Hydrocarbon Property including, without limitation, those units which may be described or referred to on attached Exhibit A; (iii) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements described or referred to in this Deed of Trust or which relate to any of the Hydrocarbon Property or interests in the Hydrocarbon Property described or referred to herein or on attached Exhibit A or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons (as hereinafter defined) from or attributable to such Hydrocarbon Property or interests; and (iv) the Hydrocarbon Property described on attached Exhibit A and covered by this Deed of Trust even though Mortgagor’s interests therein be incorrectly described or a description of a part or all of such Hydrocarbon Property or Mortgagor’s interests therein be omitted; it being intended by Mortgagor and Mortgagee herein to cover and affect hereby all interests which Mortgagor may now own or may hereafter acquire in and to the Hydrocarbon Property notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

(c)       All rights,  titles, interests and estates now owned or hereafter acquired by Mortgagor in and to one-half of an undivided interest in all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals (collectively called the “Hydrocarbons”) which may be produced and saved from or attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Mortgagor’s interests therein, including all saleable oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Mortgagor’s interests therein which are subjected or required to be subjected to the liens and security interests of this Deed of Trust.

(d)       One-half of an undivided interest in all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Property, rights, titles, interests and estates described or referred to in paragraphs (a) and (b) above, which are now owned or which may hereafter be acquired by Mortgagor, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful in connection with the operating, working or development of any of such Hydrocarbon Property or the lands pooled or unitized therewith including any and all oil wells, gas wells, injection wells or other wells, building, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties.

(e)       One-half of an undivided interest in all of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired  by Mortgagor in and to the Hydrocarbon Property rights, titles, interests and estates and every part and parcel thereof, including, without limitation, the Hydrocarbon Property  rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production; all rights of Mortgagor to liens and security interests securing payment of proceeds from the sale of production from the Deed of Trust Property; together with any and all renewals and extensions of any of the Hydrocarbon Property rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter  acquired  by Mortgagor in and to the Hydrocarbon Property rights, titles, interests or estates.

(f)        One-half of an undivided  interest  in all present and future increases, profits, combinations, reclassifications, improvements and products of, accessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or any part of the Deed of Trust Property described in this or any other clause of this Section 1.01.

Any  fractions or percentages specified on attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Sections 3.01 and 3.05 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Hydrocarbon Property or with respect to any unit or well identified on said Exhibit A.

TO HAVE AND TO HOLD the Deed of Trust Property  unto the Trustee and to his successors and assigns forever to secure the payment of the Indebtedness (hereinafter defined) and to secure the  performance of the covenants, agreements, and obligations of Mortgagor herein contained.

Section 1.02   Grant of Security Interest. The Mortgagor hereby grants to the Mortgagee, a security interest in and to one-half of an undivided interest in all of the Mortgagor’s rights, titles and interests in and to the following Property of the Mortgagor now owned or at any time hereafter acquired by the Mortgagor or in which the Mortgagor now have or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when  due (whether at the stated maturity, by acceleration or otherwise) of the Indebtedness (as defined herein):

(1)    all Accounts relating to the Deed of Trust (“Accounts,” which has the same meaning here as is defined  in Article 9 of the Uniform Commercial Code, means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that bas been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued,  (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term includes health- care insurance receivables.  Except as other expressly stated herein, the term does not include (i) rights to payment evidenced by chattel  paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card);

(2)      all General Intangibles (including, without limitation, rights in and under any Swap Agreement) and all rights under insurance contracts and rights to insurance proceeds relating to the Deed of Trust Property;

(3)      all Inventory, all Equipment and all Fixtures relating to the Deed of Trust Property;

(4)      all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(5)      all “As-extracted collateral” (as such term is defined in the Uniform Commercial Code) relating to the Deed of Trust Property; and

(6)      to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, third-party guarantees and other Supporting Obligations given with respect to any of the foregoing.

Section 1.03     Indebtedness Secured.  This Deed of Trust is executed and delivered by Mortgagor to secure and enforce the following (the “Indebtedness”):

(a)       all indebtedness, obligations and liabilities,  whether now in existence or hereafter arising, whether by acceleration or otherwise, of the Mortgagor arising out of or under the Promissory Note and evidenced by the Promissory Note in the aggregate principal amount of three million and NO/100 United States  Dollars (US $3,000,000.00) executed by the Mortgagor and payable to the order of the Mortgagee on or before September 1, 2017, and all other notes given in substitution for the foregoing, or in modification, renewal, rearrangement or extension thereof, in whole or  in part (such promissory notes, as from time to time supplemented, amended or modified  and all other  notes given in substitution  therefor  or in modification,  renewal, rearrangement or extension thereof, in whole or in part, being hereafter collectively called the “Notes”), and with interest, collection and attorneys’ fees, all as provided therein;

(b)       all interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding) in respect of all of the obligations described in this Section 1.03 and all costs of collection and attorneys’ fees, all as provided herein and in the Notes; and

(c)       such additional or future sums (whether or not obligatory), with interest thereof, as may hereafter be borrowed or advanced from Mortgagee, its successor or assigns, by the then record owner of the Deed of Trust Property, when evidenced by a promissory note which, by its terms, is secured hereby (it being contemplated by Mortgagor and Mortgagee that such future indebtedness may be incurred).

Section 1.04   Fixture Filing, As-extracted Collateral, Etc. Without in any manner limiting the generality of any of the other provisions of this Deed of Trust: (i) some portions of the goods described or to which reference is made herein are or are to become fixtures on the land described or to which reference is made herein or on attached Exhibit A; (ii) the security interests created hereby under applicable provisions of the Texas Uniform Commercial Code will attach to as- extracted collateral, including the Hydrocarbons (minerals including oil and gas) or the accounts resulting from the sale thereof at the wellhead or minehead located on the land described or to which reference is made herein; (iii) this Deed of Trust is to be filed of record in the real estate records as a financing statement; and (iv) Mortgagor is the record owners of the real estate or interests in the real estate comprised of the Deed of Trust Property.

Section 1.05  Pro Rata Benefit. This Deed of Trust is executed and granted for the pro rata benefit and security of the Mortgagee, any Person secured hereby and any and all future holders of an interest in the Indebtedness and the interest thereon for so long as same remains unpaid and thereafter for so long as any Person secured hereby has any obligations under any promissory note which constitutes Indebtedness under the terms hereof; it being understood and agreed that possession of any such promissory note (or any replacements thereof) at any time by Mortgagor shall not in any manner extinguish the Indebtedness, such promissory note or this Deed of Trust securing payment thereof, and Mortgagor shall have the right to issue and reissue any such promissory notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Indebtedness, the obligations under any of such promissory notes, or the security of this Deed of Trust.

Section 1.06  Defined Terms. Any capitalized term used in this Deed of Trust and not defined in this Deed of Trust shall have the meaning assigned to such term in any promissory note which constitutes Indebtedness under the terms hereof, and any capitalized or uncapitalized terms which are defined in the Uniform Commercial Code on the date hereof shall have the meaning assigned thereto.

ARTICLE II
ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 2.01  Assignment. As additional security hereunder, Mortgagor has absolutely and unconditionally granted, assigned, transferred and conveyed, and does hereby absolutely and unconditionally grant, assign, transfer and convey unto Mortgagee, for its benefit, any Person secured hereby and other holders of the Indebtedness, all of the as-extracted collateral relating to the Hydrocarbons and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements.  If an Event of Default shall occur, the Hydrocarbons and products are to be delivered into pipe lines connected with the Deed of Trust Property, or to the purchaser thereof, to the credit of Mortgagee, for its benefit; and all such revenues and proceeds shall be paid directly to Mortgagee, at its trustee’s banking headquarters in Houston, Texas, with no duty or obligation of any party paying the same to inquire into the rights of Mortgagee to receive the same, what application is made thereof, or as to any other matter. Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be required or desired by Mortgagee or any party in order to have said proceeds and revenues so paid to Mortgagee. Mortgagee is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness; and to execute transfer and division orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor. All proceeds received by Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 4.14. Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Mortgagee in order to collect such funds and to protect the interests of Mortgagee and/or Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor. Mortgagor hereby appoints Mortgagee as their attorney-in-fact to pursue any and all rights of Mortgagor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. In addition to the rights granted to Trustee and/or Mortgagee in Section 1.01(f) of this Deed of Trust, Mortgagor hereby further transfers and assigns to Mortgagee any and all such liens, security interests, financing statements or similar interests of  Mortgagor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by any statutory provision, judicial decision or otherwise. The power of attorney granted to Mortgagee in this Section 2.01, being coupled with an interest, shall be irrevocable so long as the Indebtedness or any part thereof remains unpaid. Until such time as an Event of Default has occurred and is continuing, but subject to the provisions in any promissory note which constitutes Indebtedness under the terms hereof, Mortgagee hereby grants to Mortgagor a license to sell, receive and receipt for proceeds from the sale of Hydrocarbons, which license shall automatically terminate upon such Event of Default and for so long as the same continues.

Section 2.02  No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

Section 2.03  Effectuating Payment of Production Proceeds to Mortgagee. If under any existing sales agreements, other than division orders or transfer orders, any production proceeds are required to be paid by the purchaser to Mortgagor so that under such existing agreements payment cannot be made of such production proceeds to Mortgagee, Mortgagor’s interest in all production proceeds under such sales agreements and in all other production proceeds which for any reason may be paid to Mortgagor shall, when received by Mortgagor, constitute trust funds in Mortgagor’s hands and shall be immediately paid over to Mortgagee.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Mortgagor hereby represents, warrants and covenants as follows:

Section 3.01      Title.   To the extent of the undivided interests specified on attached Exhibit A, Mortgagor has good and defensible title to the Deed of Trust Property. The Deed of Trust Property is free of any and all liens other than those set forth herein.

Section 3.02      Defend Title. This Deed of Trust is, and always will be kept, a direct first lien and security interest upon the Deed of Trust Property and Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien and security interest of this Deed of Trust upon the Deed of Trust Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom. Mortgagor will warrant and defend the title to the Deed of Trust Property against the claims and demands of all other persons whomsoever and will maintain and preserve the Lien created hereby until the Lien is released pursuant to the terms herein. Should an adverse claim be made against or a cloud develop upon the title to any part of the Deed of Trust Property, Mortgagor agrees it will immediately defend or cause such action to be taken against such adverse claim or take appropriate action to remove such cloud at Mortgagor’s cost and expense, and Mortgagor further agrees that Trustee and/or Mortgagee may take such other action as they deem advisable to protect and preserve their interests in the Deed of Trust Property, and in such event Mortgagor will indemnify Trustee and Mortgagee against any and all cost, attorney’s fees and other expenses which they may incur in defending against any such adverse claim or taking action to remove any such cloud.

Section 3.03     Not a Foreign Person.  Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 3.04     Power to Create Lien and Security. Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a security interest in all of the Deed of Trust Property in the manner and form herein provided. No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other party or parties whomsoever is required in connection with the execution and delivery by Mortgagor of this Deed of Trust except to the extent the approval or consent of the Department of the Interior, United States of America or similar Governmental Authority, as the case may be, is required by applicable law or regulation to the transfer or assignment of an interest in any of the Deed of Trust Property.

Section 3.05     Rentals Paid: Leases in Effect. All rentals and royalties due and payable in accordance with the terms of any leases or subleases comprising a part of the Hydrocarbon Property have been duly paid or provided for, and all leases or subleases comprising a part of the Hydrocarbon Property are in full force and effect.

Section 3.06     Operation by Third Parties. All or portions of the Deed of Trust Property may be comprised of interests in the Hydrocarbon Property which are other than working interests or which may be operated by a party or parties other than Mortgagor and with respect to all or any such interests and properties as may be comprised of interests other than working interests or which may be operated by parties other than Mortgagor, Mortgagor’s covenants as expressed in this Article III are modified to require that Mortgagor uses commercially reasonable efforts to obtain compliance with such covenants by the working interest owners or the operator or operators of such leases or properties, to the extent that it has the ability to cause the operator or operators to do so.

Section 3.07     Abandon, Sales. Mortgagor will not sell, lease, assign, transfer or otherwise dispose or abandon any of the Deed of Trust Property.

Section 3.08     Failure to Perform. Mortgagor agrees that if Mortgagor fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder, each of Mortgagee and Trustee, in Mortgagor’s name or its or its own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by Mortgagor to Mortgagee or Trustee, as the case may be, and each of Mortgagee and Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Mortgagor to each of Mortgagee and Trustee pursuant to this Deed of Trust shall bear interest from the date of such expenditure or payment to such Person until paid at the rate of 12.00% per annum, and all such amounts together with such interest thereon shall be a part of the Indebtedness described in Section 1.03 hereof.

Section 3.09     Sale of Mortgaged Property. Upon any proposed sale, transfer, farm-out, assignment or other disposition of the Mortgaged Property by the Mortgagor, the proceeds thereof shall be paid to Mortgagee; provided, that Mortgagor shall, except after the occurrence and during the continuation of an Event of Default, be permitted to (i) sell Hydrocarbons in the ordinary course of business in compliance with the terms of this Mortgage  and (ii) sell or otherwise dispose of obsolete or worn out equipment or personal property which is replaced with property of equal or greater value in the ordinary course of business.

Section 3.10     Operation of Mortgaged Property. The Mortgagor will promptly pay and discharge or cause to be paid and discharged all rentals, delay rentals, royalties and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, subject leases, sub-leases, contracts and agreements described or referred to herein or affecting the Mortgagor’s interests in the Mortgaged Property and will do or cause to be done all other things reasonably necessary to keep unimpaired  the Mortgagor’s rights with respect thereto and prevent any intentional forfeiture thereof or default with respect thereto, other than a default which might occur as a result of cessation of production thereunder.

ARTICLE IV
RIGHTS AND REMEDIES

Section 4.01     Event of Default. An “Event of Default” under any promissory note which constitutes Indebtedness under the terms hereof shall be an Event of Default under this Deed of Trust.

Section 4.02     Foreclosure and Sale.   (a)If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure by directing Trustee, or his successors or substitutes in trust, to proceed with foreclosure and to sell, to the extent permitted by law, all or any portion of the Deed of Trust Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as Mortgagee  may deem appropriate, and to make conveyance to the purchaser or purchasers.  Where the Deed of Trust Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Deed of Trust Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Deed of Trust Property is to be sold. Nothing contained in this Section 4.02 shall be construed so as to limit in any way Trustee’s rights to sell the Deed of Trust Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints Trustee to be the attorney of Mortgagor and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which Mortgagor ought to execute and deliver and do and perform any and all such acts and things which Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of Mortgagor in the exercise of all or any of the powers hereby conferred on Trustee. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Trustee to have physically present, or to have constructive possession of, the Deed of Trust Property (Mortgagor hereby covenanting and agreeing to deliver to Trustee any portion of the Deed of Trust Property not actually or constructively possessed by Trustee immediately upon demand by Trustee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Trustee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by Trustee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment  of any successor Trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness (in the order of priority set forth in Section 4.14 hereof) in lieu of cash payment.

(b)      If an Event of Default shall occur and be continuing, this Deed of Trust may be foreclosed as to the Mortgaged Properties, or any part thereof, in any manner permitted by applicable law.

Section 4.03     Substitute Trustees and Agents. Trustee or his successor or substitute may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of Trustee, his successor or substitute. If Trustee or his successor or substitute shall have given notice of sale hereunder, any successor or substitute trustee thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee conducting the sale.

Section 4.04     Judicial Foreclosure; Receivership. If any of the Indebtedness shall become due and payable and shall not be promptly paid, Trustee or Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Deed of Trust Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Deed of Trust Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.  Any money advanced by Trustee and/or Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to the Trustee and/or Mortgagee and shall  bear interest from the date of making such advance by Trustee and/or Mortgagee until paid at the Post Default Rate.

Section 4.05     Foreclosure for Installments.   Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due either through the courts or by directing Trustee or his successors in trust to proceed with foreclosure in satisfaction of the matured but unpaid portion of the lndebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Deed of Trust shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Deed of Trust Property for any subsequently maturing portion of the Indebtedness.

Section 4.06   Separate Sales.  The Deed of Trust Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.07   Possession of Deed of Trust Property. Mortgagor agrees to the full extent that, in case one or more of the Events of Default shall have occurred and shall not have been remedied, then, and in every such case, Trustee or Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Deed of Trust Property in the possession of Mortgagor, its successors or assigns, or its or its agents or servants, and may exclude Mortgagor, its successors or assigns, and all persons claiming under Mortgagor, and its agents or servants wholly or partly therefrom; and, holding the same, Trustee may use, administer, manage, operate and control the Deed of Trust Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Trustee shall deem best. All costs, expenses and liabilities of every character incurred by Trustee and/or Mortgagee in administering, managing, operating, and controlling the Deed of Trust Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from date of expenditure until paid at the Post Default Rate, all of which shall constitute a portion of the Indebtedness and shall be secured by this Deed of Trust and all other Security Instruments.

Section 4.08   Occupancy After Foreclosure.   In the event there is a  foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Deed of Trust Property by, through or under Mortgagor, are occupying or using the Deed of Trust Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Deed of Trust Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 4.09   Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Trustee or Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Texas Uniform Commercial Code in effect and applicable to the Deed of Trust Property or any portion thereof) each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often  and in such order as may be deemed expedient by the Trustee or Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy. No delay or omission by Trustee or Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 4.10  No Release of Obligations.   Neither Mortgagor nor  any other Person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the failure of Trustee to comply with any request of Mortgagor or any other Person so obligated to foreclose the lien of this Deed of Trust or to enforce any provision hereunder or under any promissory note which constitutes Indebtedness under the terms hereof e; (b) the release, regardless of consideration, of the Deed of Trust Property or any portion thereof or interest therein or the addition of any other property to the Deed of Trust Property; (c) any agreement or stipulation between any subsequent owner of the Deed of Trust Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Deed of Trust without first having obtained the consent of, given notice to or paid any consideration to Mortgagor or such other Person, and in such event Mortgagor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) by any other act or occurrence save and except the complete payment of the Indebtedness and the complete fulfillment of all obligations hereunder or under any promissory note which constitutes Indebtedness under the terms hereof.

Section 4.11  Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Deed of Trust Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Deed of Trust or its stature as a first and prior lien and security interest in and to the Deed of Trust Property, and without in any way releasing or diminishing the liability of any person or entity liable for the repayment of the Indebtedness. For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by Mortgagee or Trustee in such order and manner as Mortgagee may elect.

Section 4.12   Waiver of Redemption, Notice and Marshalling of Assets, Etc.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Deed of Trust Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee’s intention to accelerate maturity of the Indebtedness or of Trustee’s election to exercise or his actual exercise of any right, remedy or recourse provided for hereunder or under any promissory note which constitutes Indebtedness under the terms hereof; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Deed of Trust and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. Provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute.

Section 4.13     Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any promissory note which constitutes Indebtedness under the terms hereof and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Deed of Trust, any promissory note which constitutes Indebtedness under the terms hereof, the Deed of Trust Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

Section 4.14      Application of Proceeds. The proceeds of any sale of the Deed of Trust Property or any part thereof and all other monies received by Trustee or Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a)         First, to the payment of all reasonable expenses incurred by Trustee or Mortgagee incident to the enforcement of this Deed of Trust, any promissory note which constitutes Indebtedness under the terms hereof or any of the Indebtedness (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, legal fees and a reasonable commission to Trustee acting), and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by Trustee or Mortgagee under this Deed of Trust or in executing any trust or power hereunder;

(b)        Second, to all amounts outstanding and accrued under any promissory note which constitutes Indebtedness under the terms hereof.

Section 4.15      Indemnity.  In connection with any action taken by Trustee and/or Mortgagee pursuant to this Deed of Trust, and their officers, directors, employees, representatives, agents, attorneys, accountants and experts (collectively the “Indemnified Parties” or individually an “Indemnified Party”), the Indemnified Parties shall not be liable for any loss sustained by Mortgagor resulting from an assertion that Mortgagee has received funds from the production of Hydrocarbons claimed by third persons or any act or omission of any Indemnified Party in administering, managing, operating or controlling the Deed of Trust Property including such loss which may result from the ordinary negligence of an Indemnified Party unless such loss is caused by the willful misconduct or gross negligence of an Indemnified Party, nor shall Trustee and/or Mortgagee be obligated to perform or discharge any obligation, duty or liability of Mortgagor. Mortgagor shall and does hereby agree to indemnify each Indemnified Party for any and all liability, loss or damage which may or might be incurred by any Indemnified Party by reason of this Deed of Trust or the exercise of rights or remedies hereunder; should Trustee and/or Mortgagee make any expenditure on account of any such liability, loss or damage, the amount thereof, including costs, expenses and  reasonable  attorneys’ fees, shall  be a demand  obligation (which reasonable and necessary obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from the date expended until paid at 12.00% per annum, shall be a part of the Indebtedness and shall be secured by this Deed of Trust. The liabilities of Mortgagor as set forth in this Section 4.15 shall survive the termination of this Deed of Trust.

Section 4.16    Resignation of Operator.  In addition to all rights and remedies under this Deed of Trust, at law and in equity, if any Event of Default shall occur and Trustee or Mortgagee shall exercise any remedies under this Deed of Trust with respect to any portion of the Deed of Trust Property (or Mortgagor shall transfer any Deed of Trust Property “in lieu of’ foreclosure), Mortgagee or Trustee shall have the right to request that any operator of any Deed of Trust Property which is either Mortgagor or any affiliate of Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by Mortgagor of any such request, Mortgagor shall resign (or cause such other party to resign) as operator of such Deed of Trust Property.

ARTICLE V
THE TRUSTEE

Section 5.01    Duties, Rights, and Powers of Trustee.  It shall be no part of the duty of Trustee to see to any recording, filing or registration of this Deed of Trust or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Deed of Trust Property, or any part thereof, or against Mortgagor, or to see to the performance or observance by Mortgagor of any of the covenants and agreements contained herein. Trustee shall not be responsible for the execution, acknowledgment or validity of this Deed of Trust or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of Mortgagee. Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. Trustee shall not incur any personal liability hereunder except for Trustee’s own willful misconduct; and Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 5.02    Successor Trustee.  Trustee may resign by written notice addressed to Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of Mortgagee. In case of the death, resignation or removal of the Trustee, a successor trustee may be appointed by Mortgagee by instrument of substitution complying with any applicable requirements of law, or, in the absence of any such requirement, without other formality than appointment and designation in writing. Written notice of such appointment and designation shall be given by Mortgagee to Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and, upon the making of any such appointment and designation, this Deed of Trust shall vest in the successor trustee all the estate and title in and to all of the Deed of Trust Property, and the successor trustee shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate a successor trustee hereunder but such right may be exercised repeatedly as long as any Indebtedness remains unpaid hereunder.  To facilitate the administration of the duties hereunder, Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as Mortgagee may designate.

Section 5.03    Retention of Moneys. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Compliance with Usury Laws. It is the intent of Mortgagor and Mortgagee to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof, it is stipulated and agreed that none of the terms and provisions contained herein or in the other Promissory Note shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be collected, charged, taken or received by applicable law from time to time in effect.

Section 6.02     Release of Deed of Trust.  If all Indebtedness secured hereby shall be paid and all promissory notes which constitute Indebtedness under the terms hereof are satisfied in full, Mortgagee shall forthwith cause satisfaction and discharge of this Deed of Trust to be entered upon the record at the expense of Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate. Otherwise, this Deed of Trust shall remain and continue in full force and effect.

Section 6.03    Severability.   If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of Trustee and Mortgagee in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 6.04    Successors and Assigns of Parties. The term “Mortgagee” as used herein shall mean and include any legal owner, holder, assignee or pledgee of any of the Indebtedness secured hereby. The terms used to designate Trustee, Mortgagee and Mortgagor shall be deemed to include the respective heirs, legal representatives, successors and assigns of such parties.

Section 6.05     [Reserved].

Section 6.06    Subrogation of Trustee. This Deed of Trust is made with full substitution and subrogation of Trustee and his successors in this trust and his and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Deed of Trust Property or any part thereof.

Section 6.07    Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 6.08    Notices.  All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by registered or certified United States mail, postage prepaid, or by personal service (including express or courier service) at the addresses specified in Section 6.11 (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery at the address and in the manner provided herein, upon receipt; provided that, service of notice as required by the laws of any state in which portions of the Deed of Trust Property may be situated shall for all purposes be deemed appropriate and sufficient with the giving of such notice.

Section 6.09    Counterparts. This Deed of Trust is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Deed of Trust Property is situated in more than one county, descriptions of only those portions of the Deed of Trust Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6.10   Governing Law. THIS DEED OF TRUST WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY MORTGAGOR AND ACCEPTED BY MORTGAGEE IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS DEED OF TRUST AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF MORTGAGOR AND MORTGAGEE AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS DEED OF TRUST AND, EXCEPT AS PROVIDED ABOVE IN THIS SECTION 6.10, THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 6.11   Financing Statement; Fixture Filing. This Deed of Trust shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Deed of Trust Property and is to be filed or filed for record in the real estate records of each jurisdiction where any part of the Deed of Trust Property (including said fixtures) are situated.

This Deed of Trust shall also be effective as a financing statement covering as-extracted collateral, including minerals or the like (including oil and gas and all other substances of value which may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Texas Uniform Commercial Code and is to be filed for record in the real estate records of each jurisdiction where any part of the Deed of Trust Property is situated. In addition, Mortgagor authorizes Mortgagee to file one or more financing statements or amendments thereof or continuation statements thereto that Mortgagee may require to perfect a security interest in said items or types of property. Mortgagor shall pay all costs of filing such instruments. In that regard, the following information is provided:

Name and Address of Mortgagee/Secured Party:	Satellite Overseas (Holdings) Limited 7 Hill Street Douglas, Isle of Man IM1 1EF

Tax I.D. Number:	N/A

Name and Address of Mortgagor/Debtor:	Energy Hunter Resources, Inc. P.O. Box 540308, Dallas, Texas 75354 Attention: Gary C. Evans

Organizational Number:	6021430

Owner of Record of Real Property:	Energy Hunter Resources, Inc.

Section 6.12    Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Deed of Trust; and agrees that it is charged with notice and knowledge of the terms of this Deed of Trust; that it has in fact read this Deed of Trust and is fully informed and bas full notice and knowledge of the terms, conditions and effects of this Deed of Trust; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Deed of Trust; and  has received the advice of its attorney in entering into this Deed of Trust; and that it recognizes that certain of the terms of this Deed of Trust result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Deed of Trust on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 6.13   Prevailing Agreement. Notwithstanding anything herein contained to the contrary, if any provision herein should be inconsistent with any provision contained in any promissory note which constitutes Indebtedness under the terms hereof, the provisions in the applicable promissory note shall prevail.

Section 6.14   References. The words “herein,” “hereof,” “hereunder’’ and other words of similar import when used in this Deed of Trust refer to this Deed of Trust as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Deed of Trust unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

6.15        State-Specific Provisions. The following provisions shall govern and control in the event of a conflict with any other provision of this Deed of Trust:

(a) Foreclosure. The following provisions shall be applicable in the event Mortgagee elects, pursuant to Article IV hereof, to institute foreclosure proceedings upon the occurrence of an Event of Default:

(1) Should Mortgagee have elected to accelerate the Indebtedness secured hereby, Mortgagee may initiate foreclosure of the Deed of Trust Property by requesting the Trustee to effectuate a non-judicial foreclosure sale. The Trustee of this Deed of Trust shall then sell, or offer for sale, the Deed of Trust Property at public sale to the highest bidder for cash during a three hour period between the hours of ten o’clock a.m. and four o’clock p.m. whose earliest point in time is specified, on the first Tuesday of any month, at the area officially designated for holding such sales at the courthouse of any county in the State of Texas in which any part of the Deed of Trust Property is situated, after having given notice of the date, the time period, place and terms of said sale in accordance with the laws of the State of Texas then in force and governing said sales of real property and improvements under powers conferred by deeds of trust. The Deed of Trust Property shall be sold by posting, or causing to be posted, at least twenty-one (21) consecutive days prior to the date of said sale, written or printed notice thereof at the courthouse door in each of the counties in which the Deed of Trust Property is situated, designating the county where the Deed of Trust Property  will be sold and designating the date, the time period, the place and the terms of sale. A copy of such notice shall also be filed in the office of the County Clerk in each county of the State of Texas in which any part of the Deed of Trust Property is situated at least twenty-one (21) consecutive days before the date of said sale of the Deed of Trust Property. Mortgagee shall have the right to become the purchaser at any sale held by any Trustee or substitute or successor Trustee, or by any receiver or public officer. On purchasing at any such sale, Mortgagee shall have the right to credit the Indebtedness owing to Mortgagee upon the amount of its bid entered at such sale to the extent necessary to satisfy such bid. Said Trustee may appoint an attorney-in-fact to act in its stead as Trustee to conduct the  sale as hereinbefore provided. Mortgagor authorizes and empowers the Trustee to sell the Deed of Trust Property, in lots or parcels or as a whole, and to execute and deliver to the purchaser or purchasers thereof good and sufficient deeds of conveyance thereto of the estate of title then existing on the Deed of Trust Property and bills of sale with covenants of special warranty. Mortgagor binds itself to warrant and forever defend the title of such purchaser or purchasers when so made by the Trustee, and agrees to accept proceeds of said sale, if any, which are payable to Mortgagor as provided herein. In addition to the posting and filing of notices hereinabove provided, and for so long as required by law, no foreclosure under the power of sale herein contained shall be held unless Mortgagee, at least twenty-one (21) days preceding the date of sale and in the manner prescribed by law, shall have served written notice of the proposed sale which designates the County where the Deed of Trust Property will be sold and designates the date, time period, the place and the terms of sale by certified mail on Mortgagor. Service of such a notice by certified mail shall be completed upon deposit of such notice, postage prepaid and properly addressed to each such person or entity at the address for Mortgagor indicated in the introductory paragraph of this Deed of Trust, in a Post

Office of the United States Postal Service or in an official depository under the care and custody of the United States Postal Service. The affidavit of a person knowledgeable of the facts to the effect that such service was completed shall be prim a facie evidence of the fact of service.

(2) Should Mortgagee have not elected to accelerate the Indebtedness secured hereby, Mortgagee may nonetheless proceed with foreclosure in satisfaction of such Event of Default, either through the courts or by directing the Trustee to proceed as if under a full foreclosure, conducting sale as hereinbefore provided, but without declaring the entire Indebtedness secured by this Deed of Trust due, and provided that if said sale is made because of such Event of Default, such sale may be made subject to the unmatured part of the debt. Such sale, if so made, shall not in any manner affect the unmatured part of the Indebtedness secured by this Deed of Trust, but as to such unmatured part, this Deed of Trust shall remain in full force as though no sale had been made. Several sales may be made without exhausting the right of sale with respect to any unmatured part of the Indebtedness, it being the purpose and intent hereof to provide for a foreclosure and the sale of the Deed of Trust Property for any matured portion of said Indebtedness without exhausting the power of foreclosure.

(3) In the event foreclosure proceedings are instituted or filed by Mortgagee, all expenses incident to such proceedings, including, but not limited to, reasonable attorneys’ fees and costs, shall be paid by Mortgagor and secured by this Deed of Trust and by all of the other loan documents securing all or any part of the Indebtedness. The Indebtedness and all other obligations secured by this Deed of Trust, including, without limitation, interest at the Default Rate, any prepayment charge, fee or premium required to be paid under any promissory note which constitutes Indebtedness under the terms hereof in order to prepay principal (to the extent permitted by applicable law), reasonable attorneys’ fees and any other amounts due and unpaid to Mortgagee under any promissory note which constitutes Indebtedness under the terms hereof and/or any loan documents executed in connection herewith, may be bid by Mortgagee in the event of a foreclosure sale hereunder.

(b) Waiver of Deficiency Statute. In the event an interest in any of the Deed of Trust Property is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, Mortgagor agrees that, notwithstanding the provisions of Sections 51.003, 51.004 and 51.005 of the Texas Property Code (as the same may be amended from time to time), and to the extent permitted by law, Mortgagee shall be entitled to seek a deficiency judgment from Mortgagor and any other party obligated on the Note or any promissory note which constitutes indebtedness under the terms hereof equal to the difference between the amount owing on the Note and the amount for which the Deed of Trust Property was sold pursuant to judicial or nonjudicial foreclosure sale. Mortgagor expressly recognizes that this section constitutes a waiver of the above-cited provisions of the Texas Property Code which would otherwise permit Mortgagor and other persons against whom recovery of deficiencies is sought or any indemnitor or guarantor independently (even absent the initiation of deficiency proceedings against them) to present competent evidence of the fair market value of the Deed of Trust Property as of the date of the foreclosure sale and offset against any deficiency the amount by which the foreclosure sale price is determined to be less than such fair market value. Mortgagor further recognizes and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Deed of Trust

Property for purposes of calculating deficiencies owed by Mortgagor, any indemnitor or guarantor, and others against whom recovery of a deficiency is sought.

(c) Notice of No Oral Agreements. Mortgagor and Mortgagee hereby take notice of and agree to the following:

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM THE LOAN DOCUMENTS, AND ANY PRIOR  ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY ANDMERGED INTO THE LOAN DOCUMENTS.

THE LOAN DOCUMENTS AND THIS DEED OF TRUST REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(d) Environmental Laws. The term “Environmental Laws” as used in this Deed of Trust shall include, without limitation, the Texas Solid Waste Disposal Act (V.T.C.A. Health and Safety Code §361.001 et. Seq.), the Texas Water Code (V.T.C.A. Water Code §§26.001-26.407) and Risk Reduction Standard No. 1 (30 Tex. Adm. Code §335.554).

[SIGNATURES BEGIN NEXT PAGE]

EXECUTED this [3rd] day of [April], 2017, to be effective as of [April 3], 2017.

ENERGY HUNTER RESOURCES, INC.

/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

[SIGNATURE PAGE TO MORTGAGE]

STATE OF TEXAS	§

§

COUNTY OF [TARRANT]	§

This instrument was acknowledged before me this 3rd day of [April], 2017 by Gary C. Evans of Energy Hunter Resources, Inc., a Delaware corporation, on behalf of such corporation.

/s/ Brada C. Wilson
Notary Public

[SEAL]

EXHIBIT A

See attached

21 acres of land, more or less, including a county road being utilized by prescription only located in the Ramon Musquiz Grant, A-7, Karnes County, Texas, being more particularly described in a Deed dated May 12, 1909, from Matt Crain to T.H. Willbern and recorded in Volume 38, Page 369, Deed Records, Karnes County, Texas; being later described as 19.48 acres, more or less, In Ramon Musquiz Grant. A-7, Karnes County, Texas, more particular described as Tract Two being 7.74 acres; Tract Three being 2 acres; and Tract Four being 9.74 acres in Mineral Deed dated December 2, 2010, from Martha Annette Sellers to Riverland Properties, LP recorded in Volume 951, Page 434, Official Records, Karnes County, Texas.

128.65 acres of land in the Ramon Musquiz Grant, A-7, containing the following two tracts:

Tract One: 148 acres of land, more or less, in the Ramon Musquiz Grant, A-7, Karnes County, Texas, being the same 148 acre tract of land described in a Warranty Deed dated December 6, 1937, from The San Antonio Joint Stock Land Bank of San Antonio to Lewis W. Menn, recorded in Volume 112, Page 499, Deed Records of Karnes County, Texas; SAVE AND EXCEPT 21.68 acres of land described by metes and bounds in Partial Release of Oil, Gas and Mineral Lease dated January 19, 2012, recorded in Volume 1026, Page 223, Official Records of Karnes County, Texas.

Tract Two: 2.33 acres of land, more or less, in the Ramon Musquiz Grant, A-7, Karnes County, Texas, being the same land described in a Conveyance of Right-of-Way dated August 2, 1929 from J.J. McIntosh to the County of Karnes in the State of Texas, recorded in Volume 85, Page 368, Deed Records of Karnes County, Texas.